UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2025

COLLEGIUM PHARMACEUTICAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Virginia	001-37372	03-0416362
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

100 Technology Center Drive
Suite 300
Stoughton, MA 02072
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (781) 713-3699

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.001 per share	COLL	The NASDAQ Global Select Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Director Nominee

On March 14, 2025, the board of directors (“Board”) of Collegium Pharmaceutical, Inc. (the “Company”) approved the nomination of Dr. Carlos Paya to stand for election at the Company’s 2025 Annual Meeting of Shareholders (the “Annual Meeting”).

Dr. Paya, 66, has served as a Venture Partner at Abingworth LLP (acquired by The Carlyle Group Inc. in August 2022) since January 2020. Dr. Paya has also served as Chairman of the board of directors of Vaxcyte, Inc. (NASDAQ: PCVX) since October 2021 and has served as Chairman of the board of directors of Highlight Therapeutics S.L, a privately held immuno-oncology company, since January 2020. Additionally, Dr. Paya serves as a Senior Advisor to Ysios Capital, a privately held life sciences investor, and Launch Therapeutics, a privately held clinical development company. Dr. Paya previously served as a member of the boards of directors of Standard BioTools, Inc. (NASDAQ: LAB) from March 2017 to January 2024, where he also served as Chairman from May 2020 to January 2024 when it merged with SomaLogic, Inc. (NASDAQ: SLGC), and of Mallinckrodt Pharmaceuticals plc (NYSE: MNK) from May 2019 to June 2022. Dr. Paya also served as President, Chief Executive Officer and a director of Immune Design Corp, from May 2011 to May 2019 when it was acquired by Merck & Co., Inc. and previously served as President of Elan Corporation (which was acquired by Perrigo Company (NYSE: PRGO)), from November 2008 to April 2011. Before joining Elan Corporation, Dr. Paya served as Vice President of the Lilly Research Laboratories at Eli Lilly & Company (NYSE: LLY) from September 2001 to November 2008. From January 1991 to August 2001, Dr. Paya was Professor of Medicine, Immunology, and Pathology, and Vice Dean of the clinical investigation program at the Mayo Clinic in Rochester, Minnesota. Dr. Paya holds M.D. and Ph.D. degrees from the University of Madrid and underwent postdoctoral training at the Institute Pasteur, Paris, France.

Director Resignations

On March 11, 2025, Michael Heffernan, R.Ph., founder and current Chairman of the Board advised the Board that he will not stand for re-election at the Annual Meeting and will retire from the Board at that time. Mr. Heffernan has been a member of the Board since October 2003. He previously served as the Company’s Chief Executive Officer from 2003 to 2018 and served as interim Chief Executive Officer from May 2024 to November 2024 prior to the appointment of Vikram Karnani as the Company’s Chief Executive Officer. Mr. Heffernan will continue as Chairman of the Board until the Annual Meeting.

The Board has named Gino Santini, the Company’s lead independent director since 2018, as Chairman of the Board, effective immediately following the Company’s Annual Meeting.

On March 11, 2025, Gwen Melincoff also advised the Board that she will not stand for re-election at the Annual Meeting and will retire from the Board at that time. Ms. Melincoff has served as a director since 2017, and she will continue as a director until the Annual Meeting.

The Company extends its deepest gratitude to each of Mr. Heffernan and Ms. Melincoff for their distinguished service to the Board and lasting contributions to the Company.

Mr. Heffernan’s and Ms. Melincoff’s decisions not to stand for re-election are a part of the Board’s continued focus of board refreshment and board succession planning, and not the result of any disagreement with the Company.

Item 8.01 Other Events

On March 17, 2025, the Company announced the appointment of David Dieter to serve as Executive Vice President and General Counsel, effective March 17, 2025.

Mr. Dieter previously served as an independent legal advisor from October 2024 until February 2025 within the biopharma industry. Prior to this, Mr. Dieter served as Vice President, Legal at Horizon Therapeutics USA, Inc. (“Horizon”) (which was acquired by Amgen Inc. in October 2023) where he managed internal and external legal counsel and served as an advisor to leadership across business functions on corporate and commercial matters, as well as international expansion, from October 2021 until February 2024, after which time he was not employed until October 2024. Mr. Dieter was previously Associate General Counsel at Horizon, where he also assisted with Horizon’s business development transactions, from January 2017 until October 2021. Before Horizon, David held several leadership roles at Takeda, including Vice President, Government Affairs and Associate General Counsel for Commercial Law. Earlier in his career, Mr. Dieter was a Partner at Freeborn & Peters, a mid-sized, full-service law firm which has since merged with Smith Gambrell Russell, and an Associate at Perkins Coie, a global law firm. Mr. Dieter received a B.A. in Economics from the University of Tennessee, Knoxville and a J.D. from the University of Illinois College of Law, Champaign.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 17, 2025	Collegium Pharmaceutical, Inc.

	By:	/s/ Colleen Tupper
Name: Colleen Tupper
Title: Executive Vice President and Chief Financial Officer